EMPLOYMENT AGREEMENT

                                      by and between

                        FINANCIAL SERVICES ACQUISITION CORPORATION

                                            and

                                      Gilbert Scharf


                                   EMPLOYMENT AGREEMENT

                                           AGREEMENT, dated as of March 8,
               1996, by and between Gilbert Scharf (the "Executive"), and Financial Services Acquisition Corporation, a Delaware corporation (the "Company").

                                           WHEREAS, the Board of Directors
               of the Company (the "Board") desires to employ the Executive and the Executive desires to furnish services to the Company on the terms and conditions hereinafter set forth; and

                                           WHEREAS, the parties desire to
               enter into this agreement setting forth the terms and condi-tions of the employment relationship of the Executive with the Company;

                                           NOW, THEREFORE, in consideration
               of the premises and the mutual agreements set forth below, the parties hereby agree as follows:

                                           (1)   Employment.  The Company
               hereby agrees to employ the Executive, and the Executive hereby accepts such employment, on the terms and conditions hereinafter set forth.

                                           (2)   Term.  The period of
               employment of the Executive by the Company hereunder (the "Employment Period") shall commence on the closing date (the "Closing Date") of the merger contemplated by the Agreement and Plan of Merger dated as of March 8, 1996 by and among the Company, EBIC Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of the Company, and Euro Brokers Investment Corporation, a Delaware corporation ("EBIC"), and ending on the third anniversary of the Closing Date, unless further extended as provided in this Section 2 or sooner terminated in the event that the Executive's employment is terminated without breach of this Agreement as provided in Section 6. On the second anniversary of the Closing Date and on each successive anniversary thereafter, the term of the Executive's employment shall be automatical-ly extended for one (1) additional year unless, on or prior to such anniversary, the Company shall have delivered to the Executive or the Executive shall have delivered to the Company written notice that the term of the Executive's employment hereunder will not be extended.

                                           (3)   Position and Duties.
               During the Employment Period, the Executive shall serve as Chairman of the Board, President and Chief Executive Officer of the Company and Vice Chairman of the board of directors of EBIC. The Executive's responsibilities and authority shall include such responsibilities and authority as may from time to time be assigned to the Executive by the Board, provided that such responsibilities and authority are con-sistent with the Executive's position with the Company.

                                           (4)   Compensation and Related
               Matters.

                                                 (a) Base Salary.  As
               compensation for the performance by the Executive of his obligations hereunder, during the Employment Period, the Company shall pay the Executive a base salary at the rate of $450,000 per annum ("Base Salary"). Base Salary shall be paid in approximately equal installments in accordance with the Company's customary payroll practices. Base Salary may be increased from time to time in accordance with the normal business practices of the Company and, if so increased, shall not thereafter during the Employment Period be de-creased.

                                                 (b) Bonuses. During the
               Employment Period, the Executive shall be eligible to re-ceive such annual bonus (the "Annual Bonus") as may be awarded to him as the Board shall determine, but only if the book value per share of the Company's common stock shall have increased for the period with respect to which the Annual Bonus is being determined, or if an annual incentive plan is adopted by the Company or a subsidiary thereof, in accordance with the terms of such plan.

                                                 (c) Expenses.  The Company
               shall promptly reimburse the Executive for all reasonable business expenses incurred during the Employment Period by the Executive in performing services hereunder, including all expenses of travel and living expenses while traveling on business or at the request of and in the service of the Company, provided that such expenses are incurred and ac-counted for in accordance with the policies and procedures established by the Company.

                                                 (d) Other Benefits.  The
               Executive shall be entitled to participate in all of the employee benefit plans and arrangements currently maintained by the Company or a subsidiary thereof, in accordance with the terms of such plans and arrangements, and shall be entitled to participate in or receive benefits under any employee benefit plan or arrangement made available by the Company or a subsidiary thereof in the future to its execu-tives and key management employees (including without limi-tation each incentive plan, pension and retirement plan and arrangement, supplemental pension and retirement plan and arrangement, stock option plan, life insurance and health-and-accident plan and arrangement, medical insurance plan, disability plan, survivor income plan, relocation plan and vacation plan), subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements. Nothing paid to the Executive under any plan or arrangement presently in effect or made avail-able in the future shall be deemed to be in lieu of the salary payable to the Executive pursuant to subsection (a) of this Section 4.

                                                 (e) Vacation.  The Execu-
               tive shall be entitled to the number of vacation days in each calendar year, and to compensation in respect of earned but unused vacation days, determined in accordance with the Company's vacation plan or policy as from time to time in effect. The Executive shall also be entitled to all paid holidays given by the Company to its executives.

                                                 (f) Services Furnished.
               During the Employment Period, the Company shall furnish the Executive with office space, stenographic assistance and such other facilities and services as shall be suitable to the Executive's position and adequate for the performance of his duties as set forth in Section 3 hereof.

                                           (5)   Offices.  Subject to
               Section 3 hereof, the Executive agrees to serve without additional compensation, if elected or appointed thereto, as a director of the Company or any subsidiaries of the Company and as a member of any committees of the board of directors of any such corporations, and in one or more executive positions of any of the Company's subsidiaries, provided that the Executive is indemnified for serving in any and all such capacities on a basis no less favorable than is cur-rently provided to any other director of the Company or any of its subsidiaries, or any such executive position, as the case may be.

                                           (6)   Termination.  The
               Executive's employment hereunder may be terminated without any breach of this Agreement only under the circumstances set forth in the following subsections (a), (b), (c) and
               (d):

                                                 (a) Death.  The
               Executive's employment hereunder shall terminate upon his death.

                                                 (b) Disability.  If, as a
               result of the Executive's incapacity due to physical or mental illness, the Executive shall have been absent from the full-time performance of his duties hereunder for the entire period of six consecutive months, and within thirty
               (30) days after written Notice of Termination (as defined in Section 7 hereof) is given shall not have returned to the performance of his duties hereunder on a full-time basis, the Company may terminate the Executive's employment hereun-der for "Disability."

                                                 (c) Cause.  The Company
               may terminate the Executive's employment hereunder for Cause. For purposes of this Agreement, the Company shall have "Cause" to terminate the Executive's employment hereun-der upon the occurrence of any of the following events:

                                                (i)  the conviction of the
                                      Executive for the commission of a
                                      felony; or

                                                (ii) the willful and con-
                                      tinuing failure by the Executive to
                                      substantially perform his duties
                                      hereunder (other than such failure
                                      resulting from the Executive's inca-
                                      pacity due to physical or mental
                                      illness or subsequent to the issuance
                                      of a Notice of Termination by the
                                      Executive for Good Reason) after
                                      demand for substantial performance is
                                      delivered by the Company in writing
                                      that specifically identifies the
                                      manner in which the Company believes
                                      the Executive has not substantially
                                      performed his duties; or

                                                (iii)  the willful miscon-
                                      duct by the Executive (including, but
                                      not limited to, breach by the Execu-
                                      tive of the provisions of Section 10
                                      hereof) that is demonstrably and ma-
                                      terially injurious to the Company or
                                      its subsidiaries, whether monetarily
                                      or otherwise.

               Cause shall not exist unless and until the Company has delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than two-thirds (2/3) of the entire membership of the Board of Directors of the Company at a meeting of such board called and held for such purpose (after reasonable notice to the Executive and an opportunity for the Executive, together with his counsel, to be heard before such board), finding that in the good faith opinion of such board, the Executive was guilty of the conduct set forth in this Section 6(c) and specifying the particulars thereof in detail. For purposes of this Section 6(c), no act or failure to act on the Executive's part shall be considered "willful" unless done or failed to be done by the Executive in bad faith and without reasonable belief that the Executive's action or omission was in the best interest of the Company.

                                                 (d)  Good Reason.  The
               Executive may terminate his employment during the Employment Period hereunder for "Good Reason" within 90 days after the occurrence, without the written consent of the Executive, of an event constituting a material breach of this Agreement by the Company that has not been fully cured within ten (10) days after written notice thereof has been given by the Executive to the Company. The Executive's right to terminate his employment hereunder for Good Reason shall not be af-fected by his incapacity due to physical or mental illness.

                                           (7)   Termination Procedure.

                                                 (a) Notice of Termination.
               Any termination of the Executive's employment by the Company or by the Executive (other than termination pursuant to Section 6(a) hereof) shall be communicated by written Notice of Termination to the other party hereto in accordance with
               Section 13. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated.

                                                 (b) Date of Termination.
               "Date of Termination" shall mean (i) if the Executive's employment is terminated by his death, the date of his death, (ii) if the Executive's employment is terminated for Disability pursuant to Section 6(b), thirty (30) days after Notice of Termination (provided that the Executive shall not have returned to the performance of his duties on a full-time basis during such thirty (30) day period), (iii) if the Executive's employment is terminated for Cause pursuant to
               Section 6(c), the date specified in the Notice of Termina-tion, which shall not be earlier than the date of the Notice of Termination and (iv) if the Executive's employment is terminated for any other reason, the date on which a Notice of Termination is given or any later date (within 30 days) set forth in such Notice of Termination.

                                           (8)   Compensation upon Termina-
               tion or During Disability.

                                                 (a) Disability; Death.
               During any period that the Executive fails to perform his duties hereunder as a result of incapacity due to physical or mental illness ("Disability Period"), the Executive shall continue to receive his full Base Salary at the rate in effect at the beginning of such period and continue as a participant in all compensation and employee benefit plans in which the Executive was participating pursuant to Section 4(d) until his employment is terminated pursuant to Section 6(b) and shall continue to receive such Base Salary for a period of six months thereafter. Subsequent to the six-month period following termination of the Executive's em-ployment pursuant to Section 6(b), or in the event the Executive's employment is terminated by reason of his death, the Company shall have no further obligations to the Execu-tive under this Agreement and the Executive's benefits shall be determined under the Company's retirement, insurance and other compensation programs then in effect in accordance with the terms of such programs.

                                                 (b) By Company without
               Cause or by the Executive for Good Reason. If during the Employment Period the Executive's employment is terminated by the Company other than for Cause or Disability or by the Executive for Good Reason, then --

                                                    (i)  in addition to any
                                      amounts due the Executive pursuant to
                                      Sections 4(a) or 4(b) hereof, the
                                      Company shall continue to pay to the
                                      Executive (or his legal representa-
                                      tives or estate) his Base Salary as
                                      in effect on the Date of Termination
                                      for the remainder of the Employment
                                      Period or, if greater, for one year;
                                      and

                                                    (ii)  the Company or a
                                      subsidiary thereof shall maintain in
                                      full force and effect, for the con-
                                      tinued benefit of the Executive and
                                      his dependents for the remainder of
                                      the Employment Period or, if greater,
                                      for one year, all medical, dental and
                                      life insurance benefit plans and pro-
                                      grams in which the Executive was en-
                                      titled to participate immediately
                                      prior to the Date of Termination,
                                      provided that the Executive's contin-
                                      ued participation is possible under
                                      the general terms and provisions of
                                      such plans and programs.  In the
                                      event that the Executive's participa-
                                      tion in any such plan or program is
                                      barred, the Company shall arrange to
                                      provide the Executive and his depen-
                                      dents with benefits substantially
                                      similar to those which the Executive
                                      and his dependents would otherwise
                                      have been entitled to receive under
                                      such plans and programs from which
                                      their continued participation is
                                      barred.

                                                 (c) By Company for Cause
               or by the Executive Other than for Good Reason. If the Executive's employment shall be terminated by the Company for Cause or by the Executive other than for Good Reason, then the Company shall pay the Executive his Base Salary (at the rate in effect at the time Notice of Termination is given) through the Date of Termination, and the Company shall have no additional obligations to the Executive under this Agreement except as set forth in subsection (d) of this
               Section 8.

                                                 (d) Compensation Plans.
               Following any termination of the Executive's employment, the Company shall pay the Executive all unpaid amounts, if any, to which the Executive is entitled as of the Date of Termi-nation under any compensation plan or program of the Compa-ny, at the time such payments are due.

                                           (9)   Mitigation.  The Executive
               shall not be required to mitigate the amount of any payment provided for the Executive by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for the Executive hereunder be reduced by any compensation earned by the Executive as the result of em-ployment by another employer, by retirement benefits, by offset against any amount claimed to be owed by the Execu-tive to the Company or otherwise except as is hereinafter specifically provided in this Section 9. To the extent that the Executive, during the relevant period described in
               Section 8(b)(ii) hereof, shall receive from a subsequent employer benefits similar to those to be provided under
               Section 8(b)(ii), the benefits to be provided under the provisions of said Section shall be correspondingly reduced.

                                           (10)  Confidential Information;
               Noncompetition Requirement.

                                                 (a) Confidential Informa-
               tion. The Executive shall hold in a fiduciary capacity for the benefit of the Company all trade secrets, confidential information, and knowledge or data relating to the Company and its businesses, which shall have been obtained by the Executive during the Executive's employment by the Company and which shall not have been or now or hereafter have become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement). The Executive shall not, without the prior written consent of the Company or as may otherwise be re-quired by law or legal process, communicate or divulge any such trade secrets, information, knowledge or data to anyone other than the Company and those designated by the Company. Any termination of the Executive's employment or of this Agreement shall have no effect on the continuing operation of this Section 10(a).

                                                 (b) Noncompetition Re-
               quirement. During (1) any period that the Executive is performing services hereunder, (2) a period of one (1) year following a termination of the Executive's employment by the Company for Cause or by the Executive other than for Good Reason and (3) with respect to clauses (i) and (ii) of this
               Section 10(b), any period that the Executive is entitled to payment pursuant to Section 8(b)(i), the Executive agrees that, without the prior written consent of the Company, he shall not, directly or indirectly, with or without pay, either as an employee, employer, consultant, agent, princi-pal, partner, stockholder, corporate officer, director, manager, investor, lender, advisor, owner, associate or in any other individual or representative capacity, (i) solic-it, entice, encourage or otherwise attempt to procure or service by telephone or otherwise accounts from any custom-ers (determined as of the Date of Termination) of the Compa-ny or a subsidiary thereof for a business that is competi-tive in any manner whatsoever (a "Competitive Business") with the business in which the Company is then engaged (the "Business"), (ii) solicit, entice or encourage any employee (determined as of the Date of Termination) of the Company or a subsidiary thereof to terminate such employee's employment in order to work in a Competitive Business, or (iii) upon the written request of the Company, engage or participate in any Competitive Business unless such Competitive Business is located more than seventy-five (75) miles from the site, as of the Date of Termination, of the Company's executive offices in New York and Connecticut; provided, however, that trading by the Executive for his own benefit or in propri-etary accounts shall not constitute a Competitive Business.

                                                 (c) Salary Continuation.
               As additional consideration for the Executive's performance of the covenant provided in subsection (b) (iii) of this
               Section 10 relating to the twelve-month period following a termination of his employment by the Company for Cause or by the Executive other than for Good Reason, but only for so long as the Executive shall continue to perform such cove-nants, the Company shall pay the Executive for each month during such twelve-month period an amount equal to one twenty-fourth (1/24th) of the Executive's Base Salary. It is agreed and understood that such payment constitutes full and fair consideration to the Executive for observance of such covenants and his possible abstinence from the Business for such period.

                                                 (d) Injunctive Relief.  In
               the event of a breach or threatened breach of subsections
               (a), (b) or (c) of this Section 10, the Executive agrees that the Company shall be entitled to injunctive relief in a court of appropriate jurisdiction to remedy any such breach or threatened breach, the Executive acknowledging that damages would be inadequate and insufficient.

                                           (11)  Indemnification; Legal
               Fees. The Company shall indemnify the Executive to the full extent permitted by law and the by-laws of the Company for all expenses, costs, liabilities and legal fees which the Executive may incur in the discharge of his duties hereun-der. The Company shall also reimburse the Executive for any reasonable legal fees and expenses incurred by the Executive in contesting or disputing any termination of the Executive's employment hereunder or in seeking to obtain or enforce any right or benefit provided by this Agreement, but only if the Executive shall substantially prevail with respect to the preponderance of the matters at issue. Such payments shall be made within five (5) days after the Executive's request for payment accompanied with such evi-dence of his having prevailed (as described in the preceding sentence) and such evidence of the fees and expenses in-curred, as the Company may reasonably require. Any termina-tion of the Executive's employment or of this Agreement shall have no effect on the continuing operation of this
               Section 11.

                                           (12)  Successors; Binding Agreement.

                                                 (a) Company's Successors.
               The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succes-sion had taken place. Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle the Executive to compensation from the Company in the same amount and on the same terms as he would be entitled to hereunder if the Company had terminated his employment other than for Cause, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination. As used in this Agreement, "Company" shall mean the Company as herein before defined and any successor to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this Section 12 or which otherwise becomes bound by all the terms and provi-sions of this Agreement by operation of law.

                                                 (b) Executive's Succes-
               sors. This Agreement and all rights of the Executive here-under shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, execu-tors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amounts would still be payable to him hereunder if he had continued to live, all such amounts unless otherwise provided herein shall be paid in accordance with the terms of this Agreement to the Executive's devisee, legatee, or other designee or, if there be no such designee, to the Executive's estate.

                                           (13)  Notice.  For the purposes
               of this Agreement, notices, demands and all other communica-tions provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or (unless otherwise specified) mailed by United States certi-fied or registered mail, return receipt requested, postage prepaid, addressed as follows:

                                           If to the Executive:

                                           Gilbert Scharf
                                           Box 1124
                                           Ponte Vedra, Florida  32004

                                           With a copy to the offices of
                                           the Company

                                           If to the Company:

                                           Financial Services Acquisition
                                           Corporation
                                           667 Madison Avenue, 11th Floor
                                           New York, New York  10021

               or to such other address as any party may have furnished to the others in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

                                           (14)  Miscellaneous.  No provi-
               sions of this Agreement may be modified, waived or dis-charged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and such offi-cer of the Company as may be specifically designated by its Board of Directors or its compensation committee. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. This Agreement shall be binding on all successors to the Company. The validity, interpretation, construction and performance of this Agree-ment shall be governed by the laws of the State of New York without regard to its conflicts of law principles. All references to sections of the Exchange Act or the Code shall be deemed also to refer to any successor provisions to such sections. Any payments provided for hereunder shall be paid net of any applicable withholding required under federal, state or local law. The obligations of the Company under
               Section 8 and of the Executive under Section 10 shall sur-vive the expiration of the term of this Agreement. The compensation and benefits payable to the Executive under this Agreement shall be in lieu of any other severance benefits to which the Executive may otherwise be entitled upon his termination of employment under any severance plan, program, policy or arrangement of the Company.

                                           (15)  Validity.  The invalidity
               or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

                                           (16)  Counterparts.  This Agree-
               ment may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

                                           (17)  Entire Agreement.  This
               Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, ar-rangements, communications, representations or warranties, whether oral or written, by any officer, employee or repre-sentative of any party hereto; and any prior agreement of the parties hereto in respect of the subject matter con-tained herein is hereby terminated and cancelled.


                                           IN WITNESS WHEREOF, the parties
               have executed this Agreement on the date first above written.

                                         FINANCIAL SERVICES ACQUISITION
                                           CORPORATION

                                         By: /s/ Michael Scharf
                                             Name: Michael Scharf
                                                   Title: Vice President

                                             /s/ Gilbert Scharf
                                                 Gilbert Scharf


                                     TABLE OF CONTENTS

               SECTION                                                 PAGE

               1.                     Employment . . . . . . . . . . .    1

               2.                     Term . . . . . . . . . . . . . .    1

               3.                     Position and Duties  . . . . . .    2

               4.                     Compensation and Related Matters    2

                                      (a) Base Salary  . . . . . . . .    2

                                      (b) Bonuses  . . . . . . . . . .    2

                                      (c) Expenses . . . . . . . . . .    2

                                      (d) Other Benefits . . . . . . .    3

                                      (e) Vacation . . . . . . . . . .    3

                                      (f) Services Furnished . . . . .    3

               5.                     Offices  . . . . . . . . . . . .    3

               6.                     Termination  . . . . . . . . . .    4

                                      (a) Death  . . . . . . . . . . .    4

                                      (b) Disability . . . . . . . . .    4

                                      (c) Cause  . . . . . . . . . . .    4

                                      (d) Good Reason  . . . . . . . .    5

               7.                     Termination Procedure  . . . . .    5

                                      (a) Notice of Termination  . . .    5

                                      (b) Date of Termination  . . . .    6

               8.                     Compensation upon Termination or Dur-
                                      ing Disability . . . . . . . . .    6
                                      (a)  Disability; Death . . . . .    6

                                      (b)  By Company
                                           without Cause
                                           or by the
                                           Executive for
                                           Good Reason . . . . . . . .    7

                                      (c)  By Company for
                                           Cause or by
                                           the Executive
                                           Other than for
                                           Good Reason . . . . . . . .    7

                                      (d)  Compensation Plans  . . . .    8

               9.                     Mitigation . . . . . . . . . . .    8

               10.                    Confidential Information;
                                      Noncompetition Requirement . . .    8

                                      (a)  Confidential Information  .    8

                                      (b)  Noncompetition Requirement     9

                                      (c)  Salary Continuation . . . .    9

                                      (d)  Injunctive Relief . . . . .   10

               11.                    Indemnification; Legal Fees  . .   10

               12.                    Successors; Binding Agreement  .   10

                                      (a)  Company's Successors  . . .   10

                                      (b)  Executive's Successors  . .   11

               13.                    Notice . . . . . . . . . . . . .   11

               14.                    Miscellaneous  . . . . . . . . .   12

               15.                    Validity . . . . . . . . . . . .   12

               16.                    Counterparts . . . . . . . . . .   12

               17.                    Entire Agreement . . . . . . . .   12